SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-69e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Exchange Act Rule 14a-11 or Rule 14a-12

                        TECHNITROL, INC.
---------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)


---------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement
                  if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

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      2)  Aggregate number of securities to which transaction applies:

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      3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      4)  Proposed maximum aggregate value of transaction:

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      5)  Total fee paid:
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[  ]  Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      --------------------------------------------------------------------

      2)  Form, Schedule or Registration Statement No.:

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

                             TECHNITROL, INC.

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               MAY 21, 1997

     The Annual Meeting of the Shareholders of Technitrol, Inc. (hereinafter called the "Company"), will be held in the Meade Room, The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, on Wednesday, May 21, 1997, at 5:00 P.M., Eastern Daylight Saving Time, for the following purposes:
     (1) to nominate and elect two directors for a term of three years and until their successors are elected and qualified;
     (2) to increase the number of authorized shares of Technitrol Common Stock from 30 million shares to 75 million shares;
     (3) to consider and act upon the selection of KPMG Peat Marwick LLP as the Company's independent public accountants for the year ending December 31, 1997; and
     (4) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
     Only shareholders of record at the close of business on March 7, 1997, will be entitled to vote at the meeting.

                                       By Order of the Board of Directors

                                             Drew A. Moyer
                                             Secretary

Trevose, Pennsylvania
March 28, 1997


     SHAREHOLDERS ARE REQUESTED TO MARK, SIGN AND RETURN THE ENCLOSED
                  PROXY PROMPTLY IN THE ENVELOPE PROVIDED

                             TECHNITROL, INC.
                           1210 Northbrook Drive
                                 Suite 385
                             Trevose, PA 19053

                              PROXY STATEMENT
               ANNUAL MEETING OF SHAREHOLDERS, MAY 21, 1997

                               INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Technitrol, Inc. (hereinafter called the "Company" or "Technitrol") to be used in voting at the Annual Meeting of the Shareholders of the Company to be held in the Meade Room, The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, on Wednesday, May 21, 1997, at 5:00 P.M., Eastern Daylight Saving Time, or at any adjournment or adjournments thereof. This Proxy Statement, the proxy and a copy of the Annual Report, including Consolidated Balance Sheets for the years ended December 31, 1996 and 1995 and Consolidated Statements of Earnings for the Company for the years ended December 31, 1996, 1995 and 1994, have been mailed to each shareholder of record at the close of business on March 7, 1997, on or before March 31, 1997. The Company's telephone number is 215-355-2900.
     You are requested to mark, sign and complete the accompanying proxy and return it in the envelope provided.
     Proxies in such form, if duly signed and received in time for the voting, will be voted in accordance with the directions of the shareholders. The persons designated as proxies shall have the discretionary authority to vote cumulatively for the election of Directors and distribute such votes among the nominees standing for election (except as otherwise instructed by a shareholder in the accompanying proxy) to assure the election of the nominees of the Board of Directors. The giving of a proxy does not preclude the right to vote in person should the person so desire and, as provided by the laws of Pennsylvania, one may revoke the proxy by giving notice to the Secretary of the Company in writing or in open meeting, but such revocation shall not affect any vote previously taken.
     The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by the use of mails, through brokers and banking institutions, and by officers and regular employees of the Company. Proxies may be solicited by personal interview, mail, telephone or telegraph.
     Each holder of Common Stock of record at the close of business on March 7, 1997, is entitled to one vote per share so held on all matters that come before the Annual Meeting except in the election for directors which shall be by cumulative voting. In the election of directors, if a shareholder entitled to vote wishes to exercise cumulative voting rights, he shall so indicate his intention to the Chairman of the Annual Meeting prior to voting, multiply the number of votes to which he may be entitled by the total number of directors to be elected in the election and cast the whole number of such votes among one or more candidates in such proportion as he desires. The candidates receiving the highest number of votes, up to the number of directors to be elected in the election, shall then be elected.
     At the close of business on March 7, 1997, there were outstanding and entitled to vote at the Annual Meeting 16,013,870 shares of Common Stock, the only class of stock outstanding and entitled to vote at the Annual Meeting. In this Proxy Statement all references to share amounts outstanding as of December 31, 1996 or any later date have been restated to reflect the two for one stock split on February 28, 1997.

Proposal No. 1--Election of Directors

     The Board of Directors is divided into three classes. The Directors in Class III, Messrs. Stanley E. Basara, Roy E. Hock and Edward M. Mazze are presently serving terms expiring in 1998. The Directors in Class I, Messrs. Thomas J. Flakoll, J. Barton Harrison and Graham Humes, are presently serving terms expiring in 1999. Messrs. John E. Burrows and James M. Papada, III, currently Class II Directors, are the Board of Directors' nominees for election at this meeting and will, if elected, serve terms expiring in 2000. These nominees were recommended to the Board of Directors by the Nominating Committee on March 19, 1997.
     Votes pursuant to the accompanying proxy will be cast equally, unless otherwise indicated on the proxy, for the election of Messrs. Burrows and Papada, provided that, as set forth above, the persons designated as proxies shall have the discretionary authority to cumulate their votes. However, each shareholder is allowed to vote his shares cumulatively in the manner previously described and may indicate such intention on the enclosed proxy. The two nominees are presently Directors of the Company. It is not contemplated that either of Messrs. Burrows or Papada will be unable or unwilling to serve as Director, but should that occur, the Board of Directors reserves the right to nominate another person in place of either one.
       SECURITY OWNERSHIP OF CERTAIN PRINCIPAL OWNERS AND MANAGEMENT

Principal Owners

     The following table sets forth as of December 31, 1996, the beneficial ownership of those persons known by the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock, the only class authorized (the shares shown below reflect the two for one stock split effective February 28, 1997):

     Name and Address of      Amount and Nature of       Percent
     Beneficial Owner         Beneficial Ownership      of Class
     --------------------------------------------------------------
     Gordon Palmer, Jr.           1,992,600(1)           12.47%
     7147 Sabino Vista Circle        Direct
     Tucson, AZ 85750

-----------
(1) Mr. Palmer is one of the founders of the Company. For many years he was an officer of the Company and served as a Director from 1947 until July 31, 1991. He has been retired since 1977.

Management
     The following table sets forth as of March 7, 1997, the beneficial ownership of the Company's Common Stock by the five most highly compensated officers, all Directors and nominees, and the Directors and officers of the Company as a group:
                              Amount and Nature of       Percent
     Name                     Beneficial Ownership      of Class
---------------------------------------------------------------------------
Stanley E. Basara ............     3,900 Direct            .02
John E. Burrows, Jr. .........     2,340 Direct            .01
Thomas J. Flakoll ............   102,400 Direct            .64
J. Barton Harrison ...........   121,780 Direct            .76
Roy E. Hock ..................   537,262 Direct           3.35
Graham Humes .................    57,000 Direct            .36
Michael J. Kirchoff ..........     5,220 Direct            .03
John L. Kowalski .............    21,694 Direct            .14
Edward M. Mazze ..............     3,900 Direct            .02
James M. Papada, III .........    10,000 Direct            .06
James J. Rafferty, Jr. .......   110,740 Direct            .69
Albert Thorp, III ............     7,236 Direct            .05
Directors and officers
 as a group (14 people) ......   986,890                  6.16

     The Company has adopted a policy which requires all Directors to own stock in the Company. See the section in this Proxy Statement entitled Corporate Governance Matters.

                     DIRECTORS AND EXECUTIVE OFFICERS

Identification and Business Experience
     The following table sets forth certain information with regard to each person nominated for election or reelection to the Board (Messrs. Burrows and Papada), each Director whose term will continue after the Annual Meeting (Messrs. Basara, Flakoll, Harrison, Hock, Humes, and Mazze) and the executive officers of the Company.

Name                    Age  Position
---------------------------------------------------------------------------
Stanley E. Basara       63   Director
John E. Burrows, Jr.    49   Director
Thomas J. Flakoll       52   Director, Chief Executive Officer
                               and President
J. Barton Harrison      67   Director
Roy E. Hock             67   Director
Graham Humes            64   Director
Michael J. Kirchoff     52   Vice President
John L. Kowalski        53   Vice President
Dieter D. Littles       39   Treasurer
Edward M. Mazze         56   Director
Drew A. Moyer           32   Corporate Controller and Secretary
James M. Papada, III    48   Chairman of the Board
James J. Rafferty, Jr.  59   Vice President
Albert Thorp, III       42   Vice President and Chief Financial Officer

There is no family relationship between any officer and/or Directors nor are there any arrangements or understandings among any officers and/or Directors and any other person(s) pursuant to which any such officer and/or Director was or is to be selected as such.
     Mr. Basara was elected as a Director of the Company in September 1993. Mr. Basara was President and Chief Operating Officer of Panasonic Broadcasting Systems Company from 1987 to 1995. From June 1982 through 1986 he was President of Thompson-CSF, Inc. From 1956 to 1981, he was employed by RCA Corporation, his last position being Division Vice President and General Manager of RCA's Broadcast Systems Division.
     Mr. Burrows was elected a Director of the Company in May 1994. Currently, he is President and Chief Executive Officer of SPI Polyols, a global producer of specialty chemicals for the food, pharmaceutical and personal care industries. Prior to joining SPI, he was Vice President-North America of Quaker Chemical Corporation. From 1973 until his appointment at Quaker Chemical Corporation in March 1990, he held various management positions at FMC Corporation, the most recent being Division Manager, Marine Colloids, a biotech and food specialty chemical operation with sales in 75 countries and plants in Europe, the U.S. and the Philippines.
     Mr. Flakoll has been a Director since 1984. He was elected President in March 1994 and Chief Executive Officer in October 1995. He had previously served as Vice President from March 1985 until March 1994. He was General Manager of the Components Division from May 1980 until April 1990. Prior to joining the Company, Mr. Flakoll held positions with the Fermont Division of Dynamics Corporation of America as Director of Operations and as Director of Engineering and with Bowmar Instrument Corporation as Director of Manufacturing and Director of Engineering.
     Mr. Harrison has been a Director since 1966 and served as Secretary from 1975 to 1977 and from February 1983 to May 1995. He was President of Extracorporeal, Inc., a manufacturer of medical devices, from October 1977 until October 1982 and currently is a Director of Steel Plant Equipment Corporation.
     Mr. Hock has been a director since 1967 and was elected Chief Executive Officer in 1976, a position which he held until September 30, 1995. He held the office of President from 1973 through November 1985 and from July 1987 to March 1994. Mr. Hock was Chairman of the Board of Directors from May 21, 1976 until December 31, 1995.
     Mr. Humes was elected a Director of the Company in November 1986, effective February 1987. He is currently a principal of Compass Capital Advisors, Inc. He was General Director (CEO) of CARESBAC-St. Petersburg, in St. Petersburg, Russian Federation, from June 1993 to May 1995. He was a Senior Vice President and a Director of Legg Mason Wood Walker, Inc. from March 1987 through June 1993. From 1974 through February 1987, he was a Senior Vice President of Mellon Bank (East), N.A. and Manager of the Corporate Finance Group. He is a Director of Brunschwig & Fils, Inc. and a Director of Big Sky Foods, Inc., in St. Petersburg, Russia.
     Mr. Kirchoff was elected Vice President in January of 1995. Previously he was employed by Victoreen, Inc. from 1986 to 1993, serving as President and Chief Executive Officer since 1988. Prior to that, he was employed in various capacities by EG&G Ortec, Inc. from 1972 to 1986, including General Manager, Materials Analysis Division from 1981 to 1985 and then Vice President, Marketing and Sales, to 1986.
     Mr. Kowalski was elected Vice President in September 1995. He is President of the Electronic Components Segment and also holds the position of President of Pulse Engineering, Inc. Mr. Kowalski held the position of President of the Fil-Mag Group since January 1994 and General Manager of the Components Division from April 1990 to October 1995. Prior to his employment at Technitrol, he held various management positions at Honeywell, General Electric and Varian.

     Mr. Littles joined Technitrol in January 1997 and, upon election, became Treasurer in March 1997. Mr. Littles held positions previously as Director of Cash Management and Treasury at the Franklin Mint, (1995) and various positions involving risk management and international cash management at Scott Paper, (1989 to 1994).
     Dr. Mazze was elected a Director of the Company in November 1985. In July 1993, Dr. Mazze was appointed Dean, The Belk College of Business Administration, The University of North Carolina at Charlotte and Professor of Marketing. Prior to that, he was Professor of Marketing and International Business at Temple University and was formerly the Dean of the School of Business and Management at Temple. From 1975 to 1979, he was Dean of the W. Paul Stillman School of Business at Seton Hall University. Dr. Mazze also serves as a management and marketing consultant. He is a Trustee of Delaware Valley College of Science and Agriculture.
     Mr. Moyer joined the Company in October 1989 and was elected Corporate Controller in May 1995 and Secretary in November 1996. Prior to his election as Corporate Controller, he served as the Company's Corporate Accountant and Internal Auditor. Mr. Moyer was previously employed by Ernst & Young LLP and is a Certified Public Accountant.
     Mr. Papada was President and Chief Operating Officer of Hordis Brothers, Inc., a privately-held glass fabricator from February 1983 until December 1987. Commencing December 1987, Mr. Papada became a partner in the law firm of Stradley, Ronon, Stevens & Young LLP, where he had been a partner prior to his joining Hordis. Stradley, Ronon, Stevens & Young LLP is counsel to the Company. Mr. Papada is also a Director of Para-Chem Southern, Inc. and CTA Incorporated and has been a Director of the Company since 1983. Mr. Papada was elected Chairman of the Board of the Company effective January 1, 1996.
     Mr. Rafferty has held the office of President of Advanced Metallurgy from 1976 through 1985 and from July 1987 to the present time. He was appointed Vice President of Technitrol in 1984, President in 1985, and Vice President in 1987. Mr. Rafferty was a Director of the Company from 1984 until 1997 and is President of the Metallurgical Products Segment. Previously, he held positions with Dietrich Industries, Blairsville Division, as Division Manager, and with National Aluminum Products as Vice President of Production.
     Mr. Thorp was elected to the office of Vice President of Finance in May 1995. Mr. Thorp joined the Company in August 1989 and was elected Corporate Controller in September 1989. Mr. Thorp held the additional position of Treasurer from May 1995 until March 1997. From February 1986 until August 1989, he was Controller of the Medical Packaging Division of PM Company. Prior to that, he was Plant Controller for Centocor, Inc. from November 1984 until February 1986. Mr. Thorp is a Certified Public Accountant.

Committees

     The Board of Directors of the Company has an Audit Committee, an Executive Compensation Committee and a Nominating committee, the members of which are non-employee Directors. The current members of such Committees are: Audit - Messrs. Burrows, Humes, and Mazze; Executive Compensation - Messrs. Basara, Harrison, and Mazze; Nominating Committee - Messrs. Basara, Harrison, and Hock. During the year ended December 31, 1996, the Board held six regular and three special meetings. The Audit, Executive Compensation and Nominating Committees held three, four and three meetings, respectively. No Director attended fewer than 75% of the aggregate of Board meetings and Committee meetings of which such Director was a member.
     The function of the Executive Compensation Committee is to review and recommend to the Board the broad plan of key executive compensation, and implementation thereof, to review the performance and corporate objectives of the Chief Executive Officer, to review the Company's pension plan and investment performance thereof and to undertake special assignments as made by the Board.
     The main function of the Audit Committee is to assist the Board in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices, including recommendation of the firm to be employed as independent auditors; consultation with the independent auditor regarding the plan, scope and cost of the audit and non-audit functions, if any; consultation and review with the independent auditor of its report (including accounting practices and principles, adjustments and required disclosure) and management letter; periodic consultation (outside of management's presence) with the independent auditor regarding the adequacy of internal controls; review of internal audit reports and review of the total insurance program for adequacy.
     The functions of the Nominating committee include the review and recommendation of individuals for election as Directors of the Company and the review of criteria for selecting Directors and evaluating current Directors. In carrying out its responsibilities for recommending candidates to fill vacancies on the Board and in recommending a slate of Directors for election by the shareholders at the Annual Meeting, the Committee will not consider nominees recommended by security holders. Security holders may nominate persons to serve as Directors at the Company's Annual Meeting.

          INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

     The following table sets forth information about the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services in all capacities of the Company and its subsidiaries.

                                              SUMMARY COMPENSATION TABLE

                                                 Annual                 Long-Term Compensation          All Other
                                             Compensation (1)        Restricted Stock Plan Awards    Compensation (3)
                                          -----------------------    ----------------------------    ----------------
                               Fiscal
Name and Principal Position     Year       Salary          Bonus         Shares (2)    Value
----------------------------------------------------------------------------------------------------------------------
Thomas J. Flakoll,             1996(4)    $243,100       $140,000          2,000      $44,250             $12,286
Chief Executive                1995        190,000        100,000          3,380       44,151              49,782
Officer and President          1994        161,800         87,000          3,360       24,990              37,574

John L. Kowalski,              1996(5)     196,900        111,000          1,660       36,728              37,403
Vice President                 1995        155,000         90,000          2,760       36,053               2,970
                               1994        125,000         76,000          3,480       25,883               3,051

James J. Rafferty, Jr.,        1996(6)     164,500         76,000          1,220       26,993              11,888
Vice President                 1995        161,000         42,000          1,660       21,684              34,913
                               1994        150,000         70,000          2,880       21,420               9,772

Michael J. Kirchoff,           1996        153,000         41,000            730       16,151               2,970
Vice President (7)             1995        145,080         63,000          2,020       26,386               2,048

Albert Thorp, III,             1996        120,000         50,000            730       16,151               7,291
Vice President and Chief       1995         92,300         40,000          1,200       15,675               2,153
Financial Officer              1994         71,000         20,000            800        5,950               3,119

(1) None of the five officers received other annual compensation from the Company exceeding the lesser of $50,000 or 10% of salary and bonus during the years 1994, 1995 and 1996.
(2) At December 31, 1996, the aggregate shares held under the Restricted Stock Plans and value thereof was as follows:

                             Shares         Value
      ---------------------------------------------
      Mr. Flakoll ........   13,880       $266,323
      Mr. Kowalski .......   16,400        314,675
      Mr. Rafferty .......   16,540        317,361
      Mr. Kirchoff .......    2,020         38,759
      Mr. Thorp ..........    5,300        101,694

    Dividends are paid on shares held under the Restricted Stock Plans. Share amounts are adjusted to reflect the two for one stock split effective February 28, 1997.
(3) Includes cash received upon vesting of Restricted Stock Plan awards previously granted, the Company's contribution under the 401(k) Retirement Savings Plan, and term life insurance premiums paid. For the year 1996, the aggregate sums reported above are specifically identified as follows:

                         Cash under
                    Restricted Stock Plans   401(k) Plan   Term Life Insurance
    --------------------------------------------------------------------------
    Mr. Flakoll ........   $9,158              $2,408              $720
    Mr. Kowalski .......   34,506               2,177               720
    Mr. Rafferty .......    9,158               2,250               480
    Mr. Kirchoff .......       --               2,250               720
    Mr. Thorp ..........    4,579               1,752               960

(4) Increased to $250,000 on March 25, 1996.
(5) Increased to $205,000 on May 27, 1996.
(6) Increased to $168,000 on July 1, 1996.
(7) Mr. Kirchoff was hired on January 2, 1995.


Retirement Plan

     The Company maintains a defined benefit pension plan which provides retirement benefits to employees of the Company and its subsidiaries who are not covered by a collectively bargained agreement providing retirement benefits from other plans. Generally, the Company makes contributions annually to the plan based upon the annual salary (excluding bonuses) of each participant and certain actuarial calculations. The following table sets forth as to the Company's defined benefit pension plan the annual benefits payable upon retirement to persons with specified final average salaries and years of credited service classification. The information assumes that the person retires at age 65 or older and selects a single life annuity payment:

                                       Years of Credited Service
                            -----------------------------------------------
Final Average Salary        10 Years     20 Years    30 Years     40 Years
---------------------------------------------------------------------------
$ 50,000 .................   $ 6,000      $12,000     $18,000      $18,000
100,000 ..................    13,700       27,500      41,200       41,200
150,000 ..................    21,400       42,900      64,300       64,300

     The officers named above and their respective years of credited service are as follows:

          Officers               Years of Credited Service
          -----------------------------------------------
          Mr. Flakoll .................     16
          Mr. Kowalski ................      6
          Mr. Rafferty ................     21
          Mr. Kirchoff ................      2
          Mr. Thorp ...................      7

     Their annual salaries covered by the plan during the year ended December 31, 1996, did not exceed $150,000 each, the maximum allowable amount for qualified pension plans in 1996.
     Under federal law, an employee's benefits under a qualified pension plan, such as the Company's pension plan outlined above, are limited to certain maximum amounts. Effective January 1, 1994, the Company adopted a supplemental retirement plan which supplements, on an unfunded basis, the benefits of any participant in the qualified pension plan in an amount by which any participant's benefits are limited by law. The amount of the annual salaries of Messrs. Flakoll, Kowalski, Rafferty, and Kirchoff covered by this supplemental plan during the year ended December 31, 1996, were $93,100, $46,900, $14,500, and $3,000, respectively.

Restricted Stock

     In 1981, the Board of Directors and the Shareholders of the Company approved the adoption of an Incentive Compensation Plan. The plan provides that the Committee administering the plan (the "Committee") has the authority and flexibility to develop and implement forms of incentive compensation for executive employees and key employees of each of the operating divisions and subsidiaries of the Company.
     Pursuant to the authority granted it under the plan, the Committee adopted a Restricted Stock Plan (the "Restricted Plan I"), pursuant to which shares of restricted stock may be awarded to executive employees, at no cost to such employee. The shares may not be sold, pledged, or otherwise disposed of until the restriction period set forth in Restricted Plan I (the "Restricted Period") has ended. During the Restricted Period, the executive must remain in the employ of the Company, except normal retirement, or early retirement with the Committee's permission. In the event that the executive ceases to be an employee of the Company during the Restricted Period, then ownership of the shares reverts to the Company.
     At such times as the shares are issued to an executive pursuant to Restricted Plan I, the Committee determines performance targets (the "Performance Target"). The Performance Target must be achieved by the executive, if at all (but subject to the provision set forth below), at any time on or before the third anniversary of the date of the issuance of shares under Restricted Plan I (the "Performance Date"). The Restricted Period related to the shares issued each executive from time to time expires upon the earlier of the seventh anniversary of the issuance of such shares or the Performance Date. Restricted Plan I also provides that the Committee can determine, at the Performance Date, that a Performance Target has been partially achieved and may then modify the number of shares as to which the Restricted Period has ended. If the executive dies or becomes totally disabled after shares have been issued to him or her, Restricted Plan I provides in some instances for early termination of the Restricted Period, and allows, in other instances, for early termination of the Restricted Period at the discretion of the Committee.

     In 1984, the Board of Directors adopted a second restricted stock plan ("Restricted Plan II") under the Incentive Compensation Plan. Restricted Plan II is designed to enable the Company to obtain and retain the services of qualified employees, and to reward and motivate them, by providing them with the opportunity to acquire shares of the Company's Common Stock. Under the Restricted Plan II, shares of restricted stock may be awarded not only to executive employees, but also to employees of each of the operating divisions and subsidiaries of the Company.
     Under Restricted Plan II, shares of Common Stock may be awarded to eligible employees, from time to time, at no cost to such employees. The shares may not be sold, pledged or otherwise disposed of until the restricted period set forth in Restricted Plan II has ended. During the restricted period (five years), the shares remain physically in the possession of the Company. If the employee resigns or has employment terminated by the Company for cause prior to the end of the restricted period, the shares are returned to the Company. Upon death, total disability or retirement on the normal retirement date prior to the expiration of the restricted period, the restrictions will be released. If an employee elects early retirement or had employment terminated other than for cause, the employee shall be entitled to pro rata vesting, and the committee has the power to adjust the effective award.
     Under both Restricted Plan I and Restricted Plan II (collectively, the "Plans"), the executive at the Performance Date or the eligible employee upon vesting of the shares awarded, receives as additional compensation, an amount of cash equal to the lesser of (1) the amount (calculated at the highest individual Federal income tax rate, including surcharge) necessary to pay Federal income taxes on such shares and additional cash compensation, and (2) 165% of the market value of the shares as of the date of the initial award by the Committee, all calculated on the number of shares for which the applicable restricted period has ended.
     During 1996, the Committee issued an aggregate amount of 11,620 shares of the Company's Common Stock to six officers of the Company under Plan II. During the year ended December 31, 1996, the Company expensed $976,000 in the aggregate for all participants under the Plan.
     The shareholders of the Company have previously authorized 1,200,000 shares for use under the Incentive compensation Plan and the two Plans described herein. As of December 31, 1996, 368,660 shares remain available for future grant.

Compensation of Directors

     Non-employee Directors are paid an annual retainer of $12,000 (except for committee Chairmen who are paid $14,000) plus $1,000 for each Board Meeting attended and $750 for each Committee meeting attended. Under a Deferred Compensation Plan for non-employee Directors, all or part of the annual fees may be deferred at the election of the Directors. The Chairman of the Board is paid an additional annual retainer of $75,000.

                       CORPORATE GOVERNANCE MATTERS

     During 1996, the Board of Directors of the Company adopted a number of policies and procedures aimed at strengthening the independence of the Board and improving its ability to maximize the Company's value to its shareholders. The policies adopted by the Board, at the recommendation of the Nominating Committee, include (1) the establishment of a Board comprised exclusively of outside Directors, except for the Chief Executive Officer of the Company and (2) the requirement that all Directors invest a substantial portion of their Director fees in the Company's Common Stock until the market value of the Director's personal investment has reached $100,000, as such amount is determined to represent a sufficient interest in the Company. When a Director's personal investment has reached $100,000, the policy does not require any further investment in the Company. However, Directors are encouraged to acquire additional shares of the Company's Common Stock from time to time as their personal financial position allows.
     As a result of the Board's decision to have the Chief Executive Officer as its only Director who is also an employee, James J. Rafferty, Jr., an existing Director and Vice President of the Company, has not been nominated for election to another term as Director of the Company. Mr. Rafferty continues to serve as Vice President of the Company and President of the Metallurgical Products Segment of the Company.

                     REPORT OF COMPENSATION COMMITTEE
                    ON EXECUTIVE COMPENSATION POLICIES

     The Company's executive compensation program is administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of three outside directors. Upon recommendation by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for approval.
     Compensation Philosophy: The purpose of the Company's executive compensation program is to help the Company achieve its mission and goals by attracting, motivating, and retaining key executives of high caliber and good potential. Pay opportunities will be competitive for average performance, and above average pay will be provided for superior performance. Variable components of pay will be a significant element of compensation and will be variable on the basis of performance. They are not to be considered entitlements.
     Components of Compensation: The executive compensation program consists of base salary, discretionary cash bonuses and awards under the Restricted Stock Plans. Base salary and potential bonus ranges are established annually following comparison of the Company and each of its operating units with surveys of other manufacturing companies of similar size and complexity. Though utilizing several different surveys, the Committee relies principally on The National Executive Compensation Survey published annually by the Management Association of Illinois. In order to achieve some balance between short term and long term business objectives of the Company, the cash bonus is weighted two-thirds by performance criteria relating to the current business year and one-third by criteria relating to future business considerations. The weighting for stock awards is reversed with the emphasis on longer term business development and strategic plans.

Administration in 1996:

     Salaries. In determining 1996 executive salaries, the Committee began by considering the previously established salary ranges for each position and each executive's relationship to the mid-point of his range in light of his tenure with the Company and years in the current position. Next, it noted the performance of each individual operating unit against its sales, operating profit and return on employed capital projections and the personal performance of each operating unit's senior executive relative to stated goals and challenges which arose during the year. Finally, the Committee noted the Company's strong operating performance in 1995 with net earnings increasing 34.5%, net earnings per share increasing 24.3% and return on shareholder's equity increasing to 20.4% in 1995 and the fact that the Company completed the largest acquisition in its history (Pulse Engineering, Inc.) in late 1995. The Committee also noted that the 1995 total return (with reinvestment of cash dividends) to its shareholders amounted to 71.4%. 1996 executive salary increases averaged 14.2%.

     In considering the 1996 salary increase for Mr. Flakoll, the Chief Executive Officer (CEO), the Committee considered the various factors set forth above as well as the significantly improved profitability of the Company, its enhanced prospects for future profitable growth and his continued outstanding leadership.
     Cash Bonuses. The current business criteria, mentioned above, include sales, profits, profits as a percentage of sales, return on employed capital, cost reduction, quality, customer services and individual performance. The future business criteria include new product/program development, new market development, management succession/development, acquisitions and similar items. The values assigned to each may vary depending upon the business plans and strategic objectives of each operating unit and were negotiated at the beginning of 1996. Achievement of most of the criteria is measured by objective historical information and numerical data, while some involve subjective judgments. The Committee retains the prerogative to modify on a uniform basis the results obtained in light of the Company's overall results and business conditions existing at the time of its decision. As calculated under the executive compensation program, 1996 executive cash bonuses totaled $518,200, or 37.8% of 1996 aggregate executive salaries. The Committee noted the Company's outstanding performance in 1996 with net earnings increasing 118.7%, net earnings per share increasing 76.4% and return on shareholders equity which increased to 24.1% in 1996. The Committee also noted that 1996 total return (with reinvestment of cash dividends) to its shareholders amounted to 71.9%. In view of the foregoing factors, the Committee decided not to exercise its prerogative to modify the cash bonuses as otherwise calculated.
     Stock Awards: Through the Company's Restricted Stock Plans, the Committee has endeavored to motivate management through stock ownership. For example, most of the named executive officers are significant shareholders in the Company and are thus presumably motivated to act on behalf of all shareholders to optimize overall Company performance. As previously mentioned, the weighting of the performance criteria for stock awards is based mostly on long term business development and plans. This is appropriate since awards under Restricted Plan I vest in seven years, but may vest in the third year if preset performance goals are attained. Awards under Restricted Stock Plan II vest in five years. For purposes of the summary Compensation Table, awards are valued at the current market price on the date of the grant.
     For the year of 1996, the Committee based its awards on the levels of performance attained and elected to not exercise its prerogative to modify the number of shares awarded. The Committee believes it is in the best interest of the Company's shareholders to encourage, promote and reward sound long term business plans and strategies.
     In evaluating Mr. Flakoll's bonus and stock award as CEO for 1996, the Committee took into account: the Company's overall financial performance in 1996; the extent of the Company's progress in assimilating prior acquisitions; the increasingly global nature of the Company's business and the relative performance of each of the Company's business segments in a year of operating in a very competitive global economy; the completion of the acquisition of the Doduco operations in Germany and Spain; the progress made by Mr. Flakoll in achieving the goals which he established with the Committee in early 1996; and, the level of bonus and stock awards received by the executive officers and key executives of the Company. The committee believes that Mr. Flakoll's overall compensation is fair and reasonable.
     No member of the committee is an employee of the Company or any of its subsidiaries. Mr. Harrison was formerly the Secretary of the Company and performs certain investor relations and communications functions on a monthly retainer as an independent contractor.
     Compensation Committee: J. Barton Harrison (Chairman), Stanley E. Basara, and Edward M. Mazze.

              COMPARISON OF NINE-YEAR CUMULATIVE TOTAL RETURN

     The following graph and table show a nine-year comparison of total shareholder returns for the Company, the Russell 2000[R] Index and the Dow Jones Electrical Components & Equipment Industry Group Index.
     In June 1996, the Company's Common Stock was included in the Russell 2000[R] Index and in November 1996 the Company's Common Stock commenced trading on the New York Stock Exchange. Accordingly, the AMEX Market Value Index (used for comparison purposes in prior years) has been deleted from the following comparison and the Russell 2000[R] Index has been added as a comparable index for the Company.

                              1987      1988      1989      1990      1991      1992      1993      1994      1995      1996
------------------------------------------------------------------------------------------------------------------------------
Technitrol, Inc.            $100.00   $151.96   $211.96   $131.41   $158.67   $155.86   $189.12   $262.20   $449.43   $772.57
Russell 2000[R] Index       $100.00   $124.89   $145.18   $116.86   $170.68   $202.10   $240.31   $235.93   $303.03   $353.01
Dow Jones Electrical
  Components & Equipment
  Industry Group Index      $100.00    $98.73   $125.73   $115.11   $144.63   $144.88   $157.70   $164.20   $214.71   $261.48

Assumes $100 invested on December 31, 1987, and reinvestment of dividends.

Proposal No. 2 - Amendment to Charter to Increase Authorized Common Stock

     On January 22, 1997, the Board of Directors of Technitrol (the "Technitrol Board") approved an amendment to Technitrol's Articles of Incorporation (the "Charter"), subject to approval by Technitrol's shareholders, that would increase the number of authorized shares of Technitrol Common Stock from 30 million shares to 75 million shares. If approved by Technitrol's shareholders, Article FIFTH of the Charter will be amended and restated in its entirety to read as follows:
     FIFTH: The aggregate number of shares which the corporation shall have the authority to issue is 75 million shares of Common Stock; the par value of said Common Stock shall be $.125 per share.
     On January 22, 1997, the Company's Board of Directors approved a two for one stock dividend (the "Stock Dividend") payable to shareholders of record as of February 7, 1997. The stock dividend required the issuance of a significant number of shares. The proposal to increase the number of authorized shares from 30 million to 75 million is necessary in order that there are (i) an adequate number of shares of Technitrol Common Stock available for issuance upon exercise of the rights attached to shares of Technitrol Common Stock (the "Rights") pursuant to the Rights Agreement dated as of August 30, 1996 between Technitrol and Registrar and Transfer Company, as Rights Agent (the "Rights Plan") and (ii) a sufficient number of additional authorized shares of Technitrol Common Stock available for future issuance. After the issuance of shares of Technitrol Common Stock pursuant to the Stock Dividend, only approximately 7,600,000 shares of the authorized shares of Technitrol Common Stock are available for issuance. Therefore, the Technitrol Board believes that Technitrol does not presently have a sufficient number of authorized but unissued and unreserved shares of Technitrol Common Stock available for issuance upon exercise of the Rights pursuant to the Rights Plan. In addition, the Technitrol Board believes that the availability of the additional shares would provide flexibility for Technitrol in meeting its possible needs by enabling the Board to raise additional capital through the issuance of Technitrol Common Stock or securities convertible into, or exercisable for Technitrol Common Stock, to declare stock dividends payable in Technitrol Common Stock, to grant additional share awards under Technitrol's Restricted Stock Plan, or to employ Technitrol Common Stock as a form of consideration for acquisitions. The Technitrol Board also believes that a sufficient number of authorized but unissued and unreserved shares may not become available in an appropriate time frame if and when needed to provide Technitrol the flexibility to meets its possible needs through the issuance of Technitrol Common Stock. Other than to issue shares of Technitrol Common Stock pursuant to the Stock Dividend, Technitrol's Restricted Stock Plan, its outstanding options and warrants and the Rights (if the conditions for exercise are satisfied under the Rights Plan), Technitrol does not presently intend to issue any additional shares for any specific purpose.
     The amendment to the Charter is being recommended to Technitrol's shareholders at this time, rather than when actually needed as a result of the exercise of Rights under the Rights Plan or in connection with each specific issuance of shares that may be proposed in the future, in order to avoid any unnecessary delay and expense in connection with such future specific issuances of shares because of the need for shareholder approval of additional authorized shares. Such a delay and attendant expense could have consequences which may not be in the best interests of Technitrol and its shareholders.
     The Technitrol Common Stock is presently approved for trading on the New York Stock Exchange ("NYSE"). Pursuant to the listing standards, policies and requirements of the NYSE, Technitrol is required to obtain shareholder approval prior to the issuance of Technitrol Common Stock when:
     (a) a stock option or purchase plan is to be established or other arrangements made pursuant to which stock may be acquired by officers or directors, except for warrants or rights issued generally to securityholders of Technitrol or broadly-based plans or arrangements including other employees (e.g. ESOPS); provided, however, shareholder approval may not be required where shares are issued to a person not previously employed by Technitrol, as an inducement essential to his entering into an employment contract with Technitrol;
     (b) a business, a company, tangible or intangible assets or property or securities representing any such interest are to be acquired, directly or indirectly, from a director, officer or substantial securityholder of Technitrol (including its subsidiaries, affiliates or other closely related persons) or from any company or party in which one of such persons has a substantial direct or indirect interest if the number of shares of Common Stock to be issued or the number of shares of Common Stock into which the securities may be convertible exceeds one percent of the number of shares of Common Stock or one percent of the voting power outstanding before issuance;
     (c) Common Stock or securities convertible into or exercisable for Common Stock are to be issued in any transaction or series of related transactions, other than a public offering for cash, (i) if the Common Stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for Common Stock, or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock; or
     (d) the issuance will result in a change of control of Technitrol. This proposal is not being recommended in response to any specific effort of which Technitrol is aware to obtain control of Technitrol. Except insofar as shares of Technitrol's Common Stock are issuable upon exercise of rights under the Rights Plan, this proposal is not part of any plan by Technitrol to adopt a proposal or a series of proposals relating to a possible takeover of Technitrol. The Technitrol Board has no present intention of soliciting a shareholder vote on any other such proposal. If this proposal is approved, however, the additional authorized shares of Technitrol Common Stock could be issued to dilute the stock ownership of persons who in the future seek control of Technitrol. Except as noted above, however, the Technitrol Board has no present plans to issue any of the additional shares and would comply with the NYSE rules prior to any such issuance.
     In addition, the Charter and Technitrol's Bylaws contain provisions that could have the effect of delaying, deterring or preventing changes of control or management of Technitrol. More specifically, Technitrol's Charter and Bylaws provide (i) for a Board of Directors only one-third of which is elected each year, (ii) a limitation on the number of directors on the Technitrol Board to nine (9), (iii) that twenty percent (20%) of the shares entitled to vote are required to call a special meeting of the shareholders, (iv) for approval of seventy-five percent (75%) of voting shares to amend Bylaws concerning the number, terms and removal of the

Technitrol Board, and (v) for approval of seventy-five percent (75%) of voting shares to approve a merger, a sale of substantially all of the corporation's assets, or an issuance or delivery of securities in exchange for assets of another corporation.
     Lastly, the Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Technitrol without conditioning the offer on a substantial number of Rights being acquired. Accordingly, the existence of the Rights may deter certain acquirors from making takeover proposals or tender offers. However, the Board of Technitrol believes that the Rights Plan helps ensure that Technitrol's shareholders will receive fair and equal treatment in the event of any proposed takeover of Technitrol. Thus, the Rights Plan is intended to protect and potentially enhance shareholder value, as well as assist the Technitrol Board in realizing Technitrol's strategic objectives. The adoption of the Rights Plan was not in response to any known takeover threat or proposal.
     Although the Technitrol Board presently has no intention of doing so, the availability of authorized but unissued shares could permit Technitrol Common Stock (within the limits imposed by applicable law and the rules of the NYSE and/or any other exchanges on which the Technitrol Common Stock is listed) to be issued to a holder who might thereby obtain sufficient voting power to ensure that any proposal to remove directors or to approve a merger or other business combinations or to amend or repeal any of the foregoing provisions would not receive the 75% shareholder vote required therefor. Thus, the power of the Technitrol Board to issue stock could enable the Technitrol Board to make it more difficult to replace incumbent directors and to effect a change in control of Technitrol through a merger or other business combination.
     The affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the meeting is required for the approval of the amendment to the charter.

Proposal No. 3 - Selection of Auditors

     Shareholders will be asked to approve the selection of KPMG Peat Marwick LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 1997. KPMG Peat Marwick LLP has advised that it does not have any direct financial interest or any material indirect financial interest in the Company or its subsidiaries, and during the past three years has not had any connection in the interest of the Company or its subsidiaries in any capacity other than as auditors and providing tax and consulting advice and preparation of tax returns for the Company. A representative of the firm will be present at the meeting to answer questions by shareholders concerning the accounts of the Company and, if such representative so desires, he will have the opportunity to make a statement.
     The affirmative vote of a majority of the shares entitled to vote at the meeting is required for approval of selection of auditors.

                          SHAREHOLDERS PROPOSALS

     In order to be considered for inclusion in the proxy materials for the 1998 Annual Meeting, shareholders' proposals must be received by the Company by December 19, 1997. Any change in this date will be communicated to shareholders in a timely fashion.

                      COMPLIANCE WITH SECTION 16 (a)
                  OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities ("ten-percent holders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten-percent holders are required by regulation to furnish the Company with copies of all Section 16 (a) forms that they file.
     Based solely on review of the copies of such forms furnished to the Company, or representation that no Forms 5 were required, the Company believes that, during the fiscal year ended December 31, 1996, all Section 16 (a) filing requirements applicable to its officers, directors, and ten-percent holders were satisfied.

                               OTHER MATTERS

     The Board of Directors does not know of any other matters to come before the meeting. However, if any additional matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.
                                 By order of the Board of Directors

                                         Drew A. Moyer
                                           Secretary
March 28, 1997

[ x ] PLEASE MARK VOTES         REVOCABLE PROXY
      AS IN THIS EXAMPLE        TECHNITROL, INC.


                          1997 ANNUAL MEETING PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Thomas J. Flakoll and Drew A. Moyer as Proxies and attorneys-in-fact, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on March 7, 1997, at the Annual Meeting of Shareholders to be held on May 21, 1997 or any adjournment thereof.






Please be sure to sign and date this Proxy in the box below.

                                                         Date______________

---------------------------------         ---------------------------------
Shareholder sign above                    Co-holder (if any) sign above


                                           For       With-       For All
                                                     hold        Except
1. Election of Directors                  [   ]      [   ]        [   ]
   John E. Burrows
   James M. Papada, III

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


_________________________________________________________________________

                                            For      Against     Abstain
2. PROPOSAL TO AMEND CHARTER TO            [   ]      [   ]       [   ]
   INCREASE THE NUMBER OF AUTHORIZED
   SHARES of Technitrol Common Stock
   from 30 million shares to 75 million
   shares.

                                            For      Against     Abstain
3. PROPOSAL TO APPROVE THE                 [   ]      [   ]       [   ]
   APPOINTMENT OF KPMG PEAT
   MARWICK LLP as the Company's
   independent auditors for the year
   commencing January 1, 1997.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN ACCORDANCE WITH THE PROXY STATEMENT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2 AND 3 AND IN ACCORDANCE WITH THE INSTRUCTIONS OF THE BOARD OF DIRECTORS ON ALL OTHER MATTERS.

     Please sign this Proxy exactly as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, trustee or guardian, or other fiduciary capacity please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in Partnership name by authorized person.